NOT FOR IMMEDIATE RELEASE

Contacts:	Linda Pitt	Dean Johnson
	GAJ Services Inc.	First Avenue Networks
	TEL: 859-291-1005	TEL: 434-220-4994
	lpitt@gajservices.com	djohnson@firstavenet.com

FIRST AVENUE NETWORKS SIGNS LETTER OF INTENT TO ACQUIRE

TELIGENT ASSETS

Raj Singh to Join First Avenue’s Board of Directors

CHARLOTTESVILLE, Va., July 8, 2004 - First Avenue Networks (OTC-BB: FRNS), the industry leader in leasing millimeter wave spectrum, today announced that it has signed a letter of intent with Teligent, Inc. to acquire Teligent’s 24 GHz spectrum licenses, fixed wireless broadband operations and radio assets in a stock transaction valued at approximately $99 million. It also announced that Rajendra “Raj” Singh, Ph.D., is expected to join First Avenue Networks’ board of directors at the consummation of the transaction.

Following the acquisition, First Avenue will hold over 700 MHz of spectrum at 24 GHz and 39 GHz in the top 75 U.S. markets. This combination represents an unparalleled collection of millimeter wave spectrum assets with ubiquitous coverage in the United States.

“Acquiring Teligent’s assets and operations will enable us to expand our high-speed broadband wireless access service offerings. We anticipate extending these networking advantages to Teligent’s customers,” said Dean Johnson, president and CEO, First Avenue Networks. “We look forward to Dr. Singh joining our board of directors. His expertise in the telecom industry is well established and his guidance will be an invaluable asset as we commercialize our new holdings.”

An industry-renowned pioneer, Singh’s contributions to the academic and professional development of the telecommunications industry span over 20 years. He is the founder of LCC International and Telcom Ventures, and a principal early investor in XM Satellite Radio and Aether Systems. He co-developed the predecessor concept for Teligent, which was the basis of the company’s formation in 1997.

First Avenue Networks’ principal markets for fixed wireless broadband are mobile telephony backhaul, extensions of the metro fiber network for last mile access, and Internet service providers that provide voice over IP as well as traditional data services. Data rates ranging from 45 Mbps to fiber- equivalent 622 Mbps are easily deployed in First Avenue’s frequencies using widely available, carrier class radio technology. Innovations in radio equipment as well as increasingly common component

First Avenue Signs Letter of Intent to Acquire Teligent - 2

standards, such as WiMAX (IEEE standard 802.16), are greatly improving the economics of wireless infrastructure deployments. These improved industry economics, coupled with access to licensed spectrum, are stimulating growth in the broadband wireless market and can provide an extremely cost effective transport medium for high-speed data, voice and video.

“We launched our 39 GHz leasing products to help catalyze the broadband wireless market by facilitating fast and cost-effective access to licensed spectrum. Wireless carriers large and small have endorsed the First Avenue Networks business model, as evidenced by our successful leasing track record. Building upon this momentum, we foresee significant business opportunities with Teligent’s asset portfolio,” concluded Johnson.

In consideration for the assets, First Avenue will issue approximately 25.2 million common shares and warrants to purchase an additional approximately 2.5 million common shares, or approximately 49.9% of its fully diluted shares after giving effect to this transaction. On July 7, 2004, First Avenue common stock last bid price was $3.60 per share, which would value the transaction at approximately $99 million. The terms and conditions of the acquisition agreement are subject to, among other conditions, due diligence, FCC approval and negotiation and execution of final documentation. The transaction is expected to close in the fourth quarter of 2004.

About First Avenue Networks

First Avenue Networks (OTC-BB: FRNS), the industry leader in leasing millimeter wave spectrum, is committed to advancing industry economics in conjunction with equipment innovation and growing standardization, including WiMAX (IEEE standard 802.16). First Avenue provides the fastest, simplest, most cost-effective way for telecommunication providers to build reliable, high-speed wireless networks. Its spectrum leasing products, Express Link and Express Net, remove many of the barriers traditionally associated with deploying fixed wireless broadband networks. First Avenue Networks holds over 750 FCC-issued licenses for 39 GHz spectrum, covering virtually the entire United States. For more information, please visit the company’s web site at http://www.firstavenet.com or call (301) 524-5900.

The above information includes forward-looking statements regarding the consummation of the proposed acquisition, securities trading and the provision of services by the Company and other opportunities in the Company’s marketplace. These statements are not guarantees of future performance. Known and unknown risks, uncertainties, and other factors, including without limitation, the risk that the proposed acquisition will not be consummated, the risk that the Company will be adversely affected by consummating the acquisition, capital constraints, changes to or failure to execute the Company’s strategy and business plan, non-renewal or revocation of FCC licenses, variable customer demand, technological risks, ability to manage growth, competition and government regulation and other risks may cause actual results to differ materially from the future results implied or expressed in the forward-looking statements. Many of these risks and uncertainties are further discussed in our most recent filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2003. The Company does not undertake to and expressly disclaims any obligation to update or revise its forward-looking statement publicly to reflect any change in these forward-looking statements, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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